Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000 www.stradley.com

September 12, 2019

Board of Trustees of the Managed Portfolio Series
615 East Michigan Street
Milwaukee, Wisconsin 53202

Subject:	Registration Statement on Form N-14 Regarding the Tortoise MLP & Energy Income Fund and Tortoise MLP & Energy Infrastructure Fund

Ladies and Gentlemen:

We have acted as counsel to Managed Portfolio Series, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form N-14 (the “Registration Statement”) under the Securities Act of 1933, as amended. The purpose of the Registration Statement is to register shares to be issued in connection with the acquisition of all of the assets, and the assumption of all of the liabilities, of the Advisory Research MLP & Energy Income Fund and Advisory Research MLP & Energy Infrastructure Fund, each a series of the Investment Managers Series Trust (each a “Target Fund”), by and in exchange solely for a number of full and fractional shares equal in aggregate net asset value of each designated class of shares (the “Shares”) of the Tortoise MLP & Energy Income Fund and Tortoise MLP & Energy Infrastructure Fund (each an “Acquiring Fund”), respectively, as set forth on Exhibit A (each, a “Reorganization” and collectively, the “Reorganizations”).

We have reviewed the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Trust Declaration”), Amended and Restated By-Laws (the “By-Laws”) and resolutions adopted by the Trust’s Board of Trustees in connection with the Reorganizations, the form of Agreement and Plan of Reorganization for the Reorganizations, which was approved by the Trust’s Board of Trustees (the “Plan”), and such other legal and factual matters as we have deemed appropriate.

This opinion is based exclusively on the Delaware Statutory Trust Act and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

We have assumed the following for purposes of this opinion:

1.
The Shares of the Acquiring Funds will be issued in accordance with the Trust’s Trust Declaration, By-Laws (each as amended to date), the Plan and resolutions of the Trust’s Board of Trustees relating to the creation, authorization and issuance of the Shares and the Reorganizations.

2.
The Shares of the Acquiring Funds will be issued against payment therefor as described in the Proxy Statement/Prospectus and Statement of Additional Information relating thereto included in the Registration Statement and the Plan, and that such payment will have been at least equal to the net asset value of such Shares.

On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Registration Statement and the Plan, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable.

Both the Delaware Statutory Trust Act, as amended, and the Trust Declaration provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that do not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Declaration also provides for indemnification out of assets belonging to each Acquiring Fund (or allocable to the applicable Class, as defined in the Trust Declaration) for all loss and expense of any shareholder held personally liable for the obligations of each Acquiring Fund or such Class. Therefore, the risk of any shareholder incurring financial loss beyond his or her investment due to shareholder liability is limited to circumstances in which an Acquiring Fund or the applicable Class of the Acquiring Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP

EXHIBIT A

Acquiring Fund (and share classes)	Corresponding Target Fund (and share classes)
Managed Portfolio Series	Investment Managers Series Trust

Tortoise MLP & Energy Income Fund	Advisory Research MLP & Energy Income Fund
Class A	Class A
Class C	Class C
Institutional Class	Class I

Tortoise MLP & Energy Infrastructure Fund	Advisory Research MLP & Energy Infrastructure Fund
Institutional Class	Class I